Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 15, 2005, with respect to the consolidated financial statements of Bluegreen Corporation for the year ended December 31, 2004, included in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-122892) and related Prospectus of BFC Financial Corporation for the registration of 6,000,000 shares of its common stock.

/s/ Ernst & Young LLP
Miami, Florida
May 31, 2005